Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-142712 and 333-55836 on Form S-8 and Registration Statement No. 333-116972, as amended, on Form S-3 of our reports dated December 11, 2012, relating to the consolidated financial statements and financial statement schedule of The Pantry, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended September 27, 2012.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

December 11, 2012